Exhibit 3.1

FORM NO. 7

THE COMPANIES ACT 1981
MEMORANDUM OF INCREASE OF SHARE CAPITAL
OF
Orient-Express Hotels Ltd.

(hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on the  9th of June  2011, in accordance with the provisions of section 45(3) of the Companies Act 1981.

Authorized Share Capital of the Company	US$	2,700,000.

Increase of Share Capital as authorized
by a resolution passed at a general	US$	1,200,000.
meeting of the Company on the 9th
day of June 2011

AUTHORIZED SHARE CAPITAL AS INCREASED	US$	3,900,000.

DULY STAMPED in the amount of BD$NIL being the stamp duty payable on the amount of increase of share capital of the Company in accordance with the provisions of the Stamp Duties Act, 1976.

/s/ Deborah Pharoah-Williams
Assistant Secretary

DATED THIS 9th day of June 2011

NOTE:
This memorandum must be filed in the office of the Registrar of Companies within thirty days after the date on which the resolution increasing the share capital has effect and must be accompanied by a copy of the resolution and the prescribed fee.